UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 24, 2012

FRANKLIN ELECTRIC CO., INC.
(Exact name of registrant as specified in its charter)

Indiana	0-362	35-0827455
(State of incorporation)	(Commission File Number)	(IRS employer identification no.)

400 E. Spring Street
Bluffton, IN	46714
(Address of principal executive offices)	(Zip code)

(260) 824-2900
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Deferred Compensation Plan

On February 24, 2012, the Board of Directors of Franklin Electric Co., Inc. (“the Company”) approved a new nonqualified deferred compensation arrangement for certain of its executive officers, the material terms of which are described below.

As part of the redesign of the Company's overall retirement program, most executive officers stopped accruing benefits under the Company's nonqualified Pension Restoration Plan as of December 31, 2011 and, beginning January 1, 2012, are instead eligible for two nonqualified defined contribution retirement accounts. In one account, the Company will provide the portion of the new service-based contribution to the Company's 401(k) plan that could not be made due to IRS limitations.  Earnings on this account will be credited at the rate of earnings on the participant's underlying 401(k) plan account, and the participant will vest in this account in accordance with the 401(k) plan vesting schedule (i.e., 100% after earning three years of service with the Company). In the other account, the Company will provide an additional contribution of 2% to 4% of compensation depending on the participant's years of service with the Company.  Earnings on this account will be credited pursuant to the methodology used in the Company's now-frozen Cash Balance Pension Plan, which credits earnings based on the 24-month corporate bond rate, but not less than 4.5%, and the participant will vest in this account when he has attained age 55 and earned ten years of service with the Company. Distributions from both accounts generally will be made to the participant upon his termination of employment with the Company.

The Board has delegated to the Company's Employee Benefits Committee the authority to establish other terms and conditions of the deferred compensation arrangement.

This new arrangement covers all executive officers other than R. Scott Trumbull (the Company's CEO) and Gregg C. Sengstack (the Company's President and COO), who will continue to participate in the Pension Restoration Plan in lieu of this arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRANKLIN ELECTRIC CO., INC.
(Registrant)

Date: March 1, 2012	By	/s/ John J. Haines
John J. Haines
Vice President and Chief Financial Officer and Secretary
(Principal Financial and Accounting Officer)